Filed Pursuant to Rule 424(b)(3)

Registration No. 333- 204824

Prospectus Supplement No. 4

(to Prospectus dated January 25, 2016)

5,750,000 SHARES

CURRENCYSHARES® SWEDISH KRONA TRUST

This Prospectus Supplement No. 4 amends and supplements our prospectus dated January 25, 2016 (the “Prospectus”), Prospectus Supplement No. 1 dated March 14, 2016, Prospectus Supplement No. 2 dated June 17, 2016, and Prospectus Supplement No. 3 dated September 12, 2016, and should be read in conjunction with, and must be delivered with, the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, and Prospectus Supplement No. 3.

The third, fourth and fifth paragraphs under “The Sponsor” on page 18 of the Prospectus are hereby deleted and replaced in their entirety with the following:

John Sullivan and Keith Kemp serve as the Chief Executive Officer and Chief Financial Officer of the Sponsor, respectively. The Sponsor’s Board of Managers is composed of Mr. Sullivan, Mr. Kemp and Michael Byrum.

Mr. Sullivan, age 61, has been the Chief Executive Officer of the Sponsor since September 2016. Mr. Sullivan has been Senior Managing Director of the Sponsor since 2010. Mr. Sullivan has also served as Chief Financial Officer, Chief Accounting Officer and Treasurer of certain funds in the Guggenheim fund complex since 2010. Mr. Sullivan served as Managing Director and Chief Compliance Officer of each of the funds in the Van Kampen Investments, Inc. fund complex from 2004 to 2010 and as Chief Financial Officer and Treasurer of the Van Kampen Investments, Inc. fund complex from 1996 to 2004. Mr. Sullivan also served as Managing Director and Head of Fund Accounting and Administration for Morgan Stanley Investment Management from 2002 to 2004. Mr. Sullivan holds a Master of Business Administration degree in Finance from DePaul University and a Bachelor of Business Administration degree in Accounting from Western Illinois University.

Mr. Kemp, age 55, has been the Chief Financial Officer of the Sponsor since September 2016. Mr. Kemp has served as Managing Director of Guggenheim Partners Investment Management, LLC from April 2015 to the present and as Director of Guggenheim Partners Investment Management, LLC from 2010 to 2015. Mr. Kemp has also served as Managing Director of Transparent Value, LLC from 2015 to 2016 and as Director of Transparent Value, LLC from 2010 to 2015. Mr. Kemp also served as Chief Operating Officer of Macquarie Capital Investment Management from 2007 to 2009. Mr. Kemp holds a Bachelor of Science degree in Accounting from the State University of New York at Oswego.

The Prospectus shall remain unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is September 26, 2016